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EXHIBIT 12

                 U S WEST COMMUNICATIONS, Inc.
               RATIO OF EARNINGS TO FIXED CHARGES
                     (Dollars in Millions)
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
                                          Quarter Ended
                                           3/31/97  3/31/96
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Income before income taxes, extra-
  ordinary item and cumulative effect
  of change in accounting principles          $564     $480
Interest expense (net of amounts
  capitalized)                                  96      103
Interest factor on rentals (1/3)                15       13
                                          -------- --------
Earnings                                      $675     $596

Interest expense                              $103     $116
Interest factor on rentals (1/3)                15       13
                                          -------- --------
Fixed charges                                 $118     $129

Ratio of earnings to fixed charges            5.72     4.62
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